Letter Agreement

August 29, 2017

TO: PFS Funds 1939 Friendship Drive, Suite C El Cajon, CA 92020 Dear Ladies and Gentlemen:

     Pursuant to a Services Agreement dated as of August 29, 2017, between PFS Funds (the “Trust”), a Massachusetts business trust, and NWM Fund Group, LLC (the “Adviser”), the Adviser receives an additional fee of 0.50% and is obligated to pay the operating expenses of the Fund excluding management fees, brokerage fees and commissions, 12b-1 fees, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), the cost of acquired funds and extraordinary expenses.

     Effective September 1, 2017 the Adviser hereby contractually agrees to waive Services Agreement fees by 0.05% of its average daily net assets through July 31, 2019. The Services Agreement fee waiver will automatically terminate on July 31, 2019 unless it is renewed by the Adviser. The Adviser may not terminate the fee waiver before July 31, 2019.

Very truly yours,
NWM Fund Group, LLC

By: /s/ George McCuen
Print Name: George McCuen
Title: Principal
Acceptance: The foregoing agreement is hereby accepted.

PFS Funds

By: /s/ Jeffrey R. Provence
Print Name: Jeffrey R. Provence
Title: Trustee, Secretary & Treasurer